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Household Finance Corporation
Household Revolving Home Equity Loan
Revolving Home Equity Loan Asset Backed Certificates - Series 1996-1
P & S Agreement Date: May 1, 1996
Original Settlement Date: May 23, 1996
Series Number of Class A-1 Certificates: 441919AJ6
Series Number of Class A-2 Certificates: N/A
Original Sale Balance: $819,278,000
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Sum of 1/21/97 - 12/22/97

Sum of 1/20/2000 - 12/20/2000
2000 AGGREGATE PAYMENTS	Distribution Dates

Distribution Date	Total 2000 (1)

Class A-1 Interest Distributed	12,813,394.26
Investor Principal Distribution A-1	72,335,406.26